                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. )


Filed by the Registrant [X]  Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
     (AS PERMITTED BY RULE 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S)240.14a-12


                           OMEGA PROTEIN CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------
     (4) Date Filed:

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Notes:





Last update: 02/22/2002

        [LOGO] OMEGA PROTEIN /TM/

                                  May 2, 2003

To Our Stockholders:

    You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Omega Protein Corporation, to be held on Thursday, June 19, 2003, at 9:00 a.m., local time, at The Drake Hotel, 140 East Walton Place, Chicago, Illinois 60611. A notice of the meeting, proxy statement and form of proxy are enclosed with this letter.

    At the meeting, we will report on the progress of the Company, comment on matters of interest and respond to your questions. A copy of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 2002 accompanies this mailing.

    Stockholders can vote their shares by proxy by marking their votes on the proxy/voting instructions card, or by attending the meeting in person.

    It is important that your shares be represented at the meeting. Even if you plan to attend the meeting, we hope that you will read the enclosed Proxy Statement and the voting instructions on the enclosed proxy card and then vote by completing, signing, dating and mailing the proxy card in the enclosed, postage pre-paid envelope. You may vote your shares in person if you attend the Annual Meeting, thereby canceling any proxy previously given. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee that holds the shares to provide you with evidence of your share ownership.

    We appreciate your continued interest in the Company.

                                          Sincerely,

                                          /s/ Joseph L. von Rosenberg III
                                          Joseph L. von Rosenberg III
                                          President and Chief Executive Officer

        [LOGO] OMEGA PROTEIN /TM/

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JUNE 19, 2003

TO THE STOCKHOLDERS OF OMEGA PROTEIN CORPORATION:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Omega Protein Corporation (the "Company") will be held at The Drake Hotel, 140 East Walton Place, Chicago, Illinois 60611 on Thursday, June 19, 2003 at 9:00 a.m., local time, for the following purposes:

    1. To elect two Class II directors for a term of three years and until their successors are duly elected and qualified;

    2. To ratify the appointment of PricewaterhouseCoopers LLP as independent certified public accountants for the Company's fiscal year ending December 31, 2003; and

    3. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

    The Board of Directors has fixed the close of business on Tuesday, April 29, 2003 as the record date for determining the stockholders entitled to notice of, and to vote at, the meeting and at any postponement or adjournment thereof. A list of such stockholders will be available during normal business hours at the offices of the Company for inspection at least ten days prior to the Annual Meeting.

    You are cordially invited to attend this meeting.

                                          By order of the Board of Directors
                                          /s/ John D. Held
                                          JOHN D. HELD
                                          Senior Vice President, General
                                            Counsel and Secretary

Houston, Texas
May 2, 2003

                           OMEGA PROTEIN CORPORATION
                             1717 ST. JAMES PLACE
                                   SUITE 550
                             HOUSTON, TEXAS 77056

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 19, 2003

General Information

    This statement (the "Proxy Statement") is being furnished in connection with the solicitation of proxies by the Board of Directors of Omega Protein Corporation ("Omega" or the "Company") for use at the Annual Meeting of Stockholders of the Company to be held at The Drake Hotel, 140 East Walton Place, Chicago, Illinois 60611 on Thursday, June 19, 2003 at 9:00 a.m., local time, and at any postponement or adjournment thereof (the "Annual Meeting"). The Annual Meeting is being held for the purposes set forth in this Proxy Statement. This Proxy Statement and the enclosed form of proxy (the "Proxy Card") are first being mailed on or about May 2, 2003.

Proxy Card

    The shares represented by any Proxy Card which is properly executed and received by the Company prior to or at the Annual Meeting (each, a "Conforming Proxy") will be voted in accordance with the specifications made thereon. Conforming Proxies that are properly signed and returned but on which no specifications have been made by the stockholder will be voted in favor of the proposals described in the Proxy Statement. The Board of Directors is not aware of any matters that are expected to come before the Annual Meeting other than those described in the Proxy Statement. However, if any other matters are properly brought before the Annual Meeting, the persons named in the Proxy Card will vote the shares represented by each Conforming Proxy on those matters as instructed by the Board of Directors, or in the absence of express instructions from the Board of Directors, in accordance with their own best judgment. A stockholder who has executed and delivered a Conforming Proxy may revoke that Conforming Proxy at any time before it is voted by (i) executing a new proxy with a later date and delivering the new proxy to the Secretary of the Company,
(ii) voting in person at the Annual Meeting, or (iii) giving record of written notice of the revocation to the Secretary of the Company.

Quorum and Other Matters

    The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary and sufficient to constitute a quorum. Shares of Common Stock represented by Conforming Proxies will be counted as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Shares of Common Stock held by nominees that are voted on at least one matter coming before the Annual Meeting will also be counted as present for purposes of determining a quorum, even if the beneficial owner's discretion has been withheld (a "broker non-vote") for voting on some or all other matters.


    Directors will be elected by a favorable vote of a plurality of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors.

    All other matters to come before the Annual Meeting require the approval of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Therefore, abstentions will have the same effect as votes against the proposals on such matters. Broker non-votes, however, will be deemed shares not present to vote on such matters, and therefore will not count as votes for or against the proposals, and will not be included in calculating the number of votes necessary for approval of such matters.

Solicitation of Proxies

    This solicitation of proxies is being made by the Board of Directors of the Company and all expenses of this solicitation will be borne by the Company. The Company expects to reimburse brokerage houses, banks and other fiduciaries for reasonable expenses of forwarding proxy materials to beneficial owners.

                   VOTING SECURITIES AND SECURITY OWNERSHIP
                  OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The outstanding voting securities of the Company consist entirely of shares of common stock, par value $.01 per share (the "Common Stock"). Each share of Common Stock entitles its owner to one vote upon each matter to come before the Annual Meeting. Only stockholders of record at the close of business on April 29, 2003 (the "Record Date") will be entitled to vote at the Annual Meeting and at any postponement or adjournment thereof. At the close of business on such date, the Company had outstanding 24,122,438 shares of Common Stock.

Security Ownership of Certain Beneficial Owners

    To the Company's knowledge, the following persons are the only persons who are beneficial owners of more than five percent of the Company's Common Stock based on the number of shares outstanding on December 31, 2002:

                                                 Amount and
                                                 Nature of
                                                 Beneficial  Percent of
         Name and Address of Beneficial Owner   Ownership(1)  Class(1)
         ------------------------------------   ------------ ----------
        Malcolm I. Glazer (2)(3)...............  14,515,200     60.5%
         1482 Ocean Boulevard
         Palm Beach, Florida 33480

        Zapata Corporation (2).................  14,501,000     60.5%
         100 Meridian Centre, Suite 350
         Rochester, New York 14618

        State of Wisconsin Investment Board (4)   2,176,300      9.1%
         P.O. Box 7842
         Madison, Wisconsin 53707

        Dimensional Fund Advisors, Inc. (5)....   1,603,200      6.7%
         1299 Ocean Avenue, 11th Floor
         Santa Monica, California 90401

--------
(1) For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, any security which such person or persons has the right to acquire within 60 days after

   December 31, 2002 is deemed to be outstanding, but is not deemed to be outstanding in computing the percentage ownership of any other person.
(2) Based on an Annual Report on Form 10-K for the year ended December 31, 2002 and a Schedule TO-I Offer to Purchase dated November 20, 2002 ("Offer to Purchase"), in each case filed with the SEC by Zapata Corporation ("Zapata"), Malcolm I. Glazer may be deemed to control the sole general and limited partners of the Malcolm I. Glazer Family Limited Partnership and beneficially owns 47.2% of outstanding common stock of Zapata. By virtue of such ownership, the Glazer Partnership may be deemed to control Zapata and, therefore, may be deemed to beneficially own the Common Stock of the Company owned by Zapata. Mr. Malcolm I. Glazer disclaims beneficial ownership of such Company shares.
(3) Includes 14,200 shares of Company Common Stock subject to options held by Malcolm I. Glazer exercisable on December 31, 2002 or within 60 days thereafter. These options terminated without being exercised on April 5, 2003.
(4) Based on a Schedule 13G/A dated February 14, 2003 filed with the SEC by the State of Wisconsin Investment Board.
(5) Based on a Schedule 13G/A dated February 3, 2003 filed with the SEC by Dimensional Fund Advisors Inc.

Security Ownership of Directors and Executive Officers

    The following table sets forth the number of shares of Common Stock of the Company and common stock of Zapata beneficially owned as of December 31, 2002 by each of the Company's directors and executive officers, including each of the Named Executive Officers set forth in the Summary Compensation Table, and by all directors, executive officers and Named Executive Officers as a group. Unless otherwise noted, each of the named persons and members of the group has sole voting and investment power with respect to the shares shown.

                                                               Shares of the  Percent of the Shares of   % of
                                                                 Company's      Company's     Zapata    Zapata
                                                                  Common          Common      Common    Common
                   Name of Beneficial Owner                      Stock(1)        Stock(2)      Stock    Stock
                   ------------------------                    -------------  -------------- ---------  ------
Joseph L. von Rosenberg III...................................   1,367,700          5.4%          10       *
Robert W. Stockton............................................   1,056,000          4.2%           0      --
Avram A. Glazer...............................................     568,200(3)       2.3%      19,159(4)    *
John D. Held..................................................     216,666            *            0      --
Michael E. Wilson.............................................     177,666            *            0      --
Bernard H. White (5)..........................................     176,766            *            0      --
J. Scott Herbert..............................................     106,716            *            0      --
Albert A. Riley...............................................      66,666            *            0      --
Clark A. Haner................................................      46,666            *            0      --
Thomas R. Wittmann............................................      23,000            *            0      --
Kenneth Robichau..............................................      12,500            *          310       *
Steven Shelton................................................       4,000            *            0      --
James Mitchell................................................       4,000            *            0      --
Gary L. Allee.................................................     102,600            *            0      --
William E. M. Lands...........................................      74,515(6)         *            0      --
Paul M. Kearns................................................      24,200            *            0      --
Darcie S. Glazer..............................................           0(7)         *       13,459(8)    *
All directors, executive officers and Named Executive Officers
  as a group, including those persons named above (17 total)..   4,027,861         14.4%      32,938       *

--------
* Represents ownership of less than 1.0%.
(1) Includes 1,348,200; 1,050,000; 568,200; 216,666; 176,666; 176,666; 106,666;
    66,666; 46,666; 23,000; 7,500; 4,000; 4,000; 44,200; 44,200, 24,200, 0 and
    3,907,496 shares of Omega's Common Stock subject to options exercisable on December 31, 2002 or within 60 days thereafter held by Messrs. von Rosenberg, Stockton, A. Glazer, Held, Wilson, White, Herbert, Riley, Haner, Wittmann, Robichau, Shelton, Mitchell, Allee, Lands, Kearns, Ms. D. Glazer and all directors, executive officers and Named Executive Officers as a group, including those persons named in the above table, respectively.
(2) For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, any security which such person or persons has the right to acquire within 60 days after December 31, 2002 is deemed to be outstanding, but is not deemed to be outstanding in computing the percentage ownership of any other person.
(3) Does not include 14,501,000 shares that are held by the Malcolm I. Glazer Family Limited Partnership or Zapata, with respect to which Avram A. Glazer disclaims any beneficial ownership.
(4) Includes 15,459 shares of Zapata common stock subject to stock options held by Avram A. Glazer, based on Zapata's Offer to Purchase.
(5) Mr. White's employment with the Company terminated in March 2003.
(6) Includes 2,300 shares of Company Common Stock owned by a trust established for the benefit of Dr. Lands' grandchildren. Dr. Lands disclaims beneficial ownership of such shares.
(7) Does not include 14,501,000 shares of Company Common Stock that are held by the Malcolm I. Glazer Family Limited Partnership or Zapata, with respect to which Darcie S. Glazer disclaims any beneficial ownership.
(8) Includes 13,459 shares of Zapata common stock subject to options held by Darcie S. Glazer, based on Zapata's Offer to Purchase.

    Because Zapata holds more than a majority of the Company's outstanding Common Stock, Zapata has the power to approve matters submitted for consideration at the Annual Meeting without regard to the votes of the other stockholders. The Company understands that Zapata intends to vote for the election of the proposed Nominees for the Board of Directors and for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors. There are no agreements between the Company and Zapata with respect to the election of directors or the officers of the Company or with respect to other matters that may come before the Annual Meeting.

Changes in Control

    As stated in Zapata's Offer to Purchase, Zapata is considering an appropriate transaction or strategy involving the Company to increase Zapata's stockholder value. Zapata stated that such a transaction could include increasing Zapata's ownership position in the Company or in the alternative pursuing a possible sale, merger or other significant strategic transaction involving the Company.

                                  PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Company's Articles of Incorporation divide the Board of Directors into three classes designated as Class I, Class II and Class III. Each class of directors is elected to serve a three-year term. The Board presently consists of six directors, two in Class I, two in Class II and two in Class III, whose terms expire at the 2005, 2003 and 2004 Annual Meetings, respectively, and until their successors are duly elected and qualified.

    The Class II directors are Avram A. Glazer and Darcie S. Glazer, and their term expires at the 2003 Annual Meeting, or as soon thereafter as their successors are elected and qualified. Each of Avram A. Glazer and Darcie S. Glazer has been nominated by the Board of Directors to be elected by the holders of the Common Stock to serve an additional three-year term as a Class II Director. Each of Avram A. Glazer and Darcie S. Glazer has consented to be named in this Proxy Statement and to serve as a director if elected.

    The Company's Articles of Incorporation provide that the Board of Directors shall consist of no more non-U.S. citizens than a minority of the number necessary to constitute a quorum of the Board of Directors. Each of the Company's directors is a citizen of the United States except for Mr. Kearns who is a citizen of the United Kingdom.

    Proxies representing shares of Common Stock held on the Record Date that are returned duly executed will be voted, unless otherwise specified, in favor of the nominees for Class II directors named below. The nominees have consented to serve if elected, but should either nominee be unavailable to serve (which event is not anticipated) the persons named in the proxy intend to vote for such substitute nominee or nominees as the Board of Directors may recommend.

    Vote Required. Each nominee shall be elected by a plurality of the votes cast in the election by the holders of the Common Stock represented and entitled to vote at the Annual Meeting, assuming the existence of a quorum.

Class II Directors--To Serve A Three-Year Term Expiring at the 2006 Annual Stockholders Meeting

    AVRAM A. GLAZER, age 41, has been Chairman of the Board of the Company since January 1998. He also has served as Chairman of the Board of Zapata since March 2002, and as President and Chief Executive Officer of Zapata since 1995. For more than the past five years, he has been employed by, and has worked on behalf of, Malcolm I. Glazer and a number of entities owned and controlled by Malcolm I. Glazer, including First Allied Corporation. Mr. Glazer served as Vice President of First Allied Corporation from 1985 through 1995. He also serves as a director, President and Chief Executive Officer of Zap.Com Corporation (which until December 2000, was an internet advertising and e-commerce network company). Avram A. Glazer is the brother of Darcie S. Glazer and the son of Malcolm I. Glazer.

    DARCIE S. GLAZER, age 34, has been a director of the Company since April 2002. For more than the past five years, she has been employed by, and has worked on behalf of, Malcolm I. Glazer and a number of entities owned and controlled by Malcolm I. Glazer, including First Allied Corporation. Ms. Glazer serves as the Executive Vice President of First Allied Corporation. Ms. Glazer served as an investment analyst for Zapata from 1996 to February 2001. Darcie
S. Glazer is the sister of Avram A. Glazer and the daughter of Malcolm I.
Glazer.

    THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH CLASS II NOMINEE AS A DIRECTOR.

CONTINUING DIRECTORS

    Biographical and other information with respect to all members of the Board of Directors whose current terms will continue after the Annual Meeting is set forth below:

Class I Nominees--Current Term Expires at the 2005 Annual Stockholders Meeting

    GARY L. ALLEE, age 58, has been a director of the Company since May 1998. Dr. Allee is professor of Swine Nutrition at the University of Missouri. Dr. Allee has served as President and as a member of the Board of Directors of the Midwest Section of the American Society of Animal Science. He has B.S. and M.S. degrees in Animal Husbandry and Swine Nutrition from the University of Missouri and a Ph.D. in Nutritional Sciences from the University of Illinois.

    WILLIAM E. M. LANDS, age 72, has been a director of the Company since May 1998. In February 2002, Dr. Lands retired as Senior Scientific Advisor to the Director of the National Institute on Alcohol Abuse and Alcoholism, a position he assumed after serving as head of the Department of Biological Chemistry at the University of Illinois Medical Center. Dr. Lands has a B.S. degree in Chemistry from the University of Michigan and a Ph.D. in Biological Chemistry from the University of Illinois.

Class III Directors--Current Term Expires at the 2004 Annual Stockholders
Meeting

    JOSEPH L. VON ROSENBERG III, age 44, has been President and Chief Executive Officer and a director of the Company since July 1997. Mr. von Rosenberg also served from November 1995 until April 1998 as Executive Vice President of Zapata which, at that time, was a holding company with interests in marine protein operations, natural gas transmission and oil and gas.

    PAUL M. KEARNS, age 39, has been a director of the Company since June 2001. Mr. Kearns is a director of Prentis, Donegan & Partners, Ltd., a London-based insurance brokerage firm which he co-founded in 1993. Mr. Kearns has more than 19 years of experience in the global risk management and insurance industries. Mr. Kearns is a citizen of the United Kingdom.

Recent Litigation

    The Company, the Company's directors and the Company's majority stockholder, Zapata, were named as defendants in a lawsuit instituted on March 10, 2003 in the District Court of Clark County, Nevada. The plaintiff, Robert Strougo, alleges that he is a Company stockholder and brought the action individually and as a putative class action on behalf of all Company stockholders. No class period has been identified. Plaintiff claimed that the individual defendants and Zapata breached their fiduciary duties to the Company's stockholders by not properly considering an alleged offer sent via e-mail to Zapata by Hollingsworth, Rothwell & Roxford ("HRR").

    The complaint alleges that the alleged offer was to acquire all of Zapata's shares and all of the Company's shares, in each case for $45.00 per share. However, the Company is not aware of any communications by HRR to the Company or any of its directors or any offer for the purchase of Company shares. Plaintiff alleges that Zapata and the individual defendants breached their duties to the Company's stockholders by rejecting the purported offer and that the Company's stockholders have been damaged by being prevented from receiving a fair price for their stock. Plaintiff seeks an order directing the defendants to carry out their fiduciary duties to the Company's stockholders, to refrain from breaching their duties, and awarding plaintiff unspecified compensatory damages and costs and expenses incurred in the action.

    The Company is not aware of any basis on which it or its directors could be liable for not responding to an offer which they never received, and which appears to be directed to Zapata. The Company believes that the claims are without merit and intends to vigorously oppose the lawsuit.

Board of Directors and Board Committees

    The Company's Board of Directors has six directors and has established the Audit and Compensation Committees as its standing committees. In addition, the Board has established a

Scientific Committee. The Board of Directors does not have a nominating committee or executive committee or any committees performing similar functions.

    During 2002, the Board of Directors met three times, the Audit Committee met four times, the Compensation Committee met two times and took action by written consent on one occasion, and the Scientific Committee did not meet. Each director, except for Avram A. Glazer and Darcie S. Glazer, during the period for which he or she has been a director in 2002, attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which such director served.

    Audit Committee. The Audit Committee consists of Dr. Allee (Chairman), Dr. Lands and Mr. Kearns, each of whom the Board of Directors has determined to be "independent" as defined in the NYSE listing standards. The Audit Committee reviews the adequacy of the Company's internal control systems and financial reporting procedures, reviews the general scope of the annual audit and reviews and monitors the performance of non-audit services by the Company's independent public accountants. The Audit Committee also meets with the independent auditors and with appropriate financial personnel of the Company regarding these matters. The Audit Committee also appoints the Company's independent auditors. The independent auditors may periodically meet alone with the Audit Committee and have unrestricted access to the Audit Committee.

    In February 2003, the Audit Committee and the Board of Directors approved a new Charter for the Audit Committee. The new Audit Committee Charter is attached to this Proxy Statement as Exhibit A.

    Compensation Committee. The Compensation Committee consists of Mr. Kearns (Chairman) and Dr. Allee. The Compensation Committee determines the compensation (both salary and performance incentive compensation) to be paid to the Chief Executive Officer and certain other officers of the Company, and makes grants of long-term incentive awards.

    Scientific Committee. The Scientific Committee consists of Dr. Lands (Chairman) and Dr. Allee. The Scientific Committee keeps the Board of Directors and Company management apprised of scientific matters and developments that are relevant to the Company's industry.

                              EXECUTIVE OFFICERS

    The following sets forth certain information with respect to the executive officers of the Company as of the date of this Proxy Statement. All officers of the Company serve at the pleasure of the Company's Board of Directors until their successors are elected and qualified.

Name                        Age                    Position
----                        ---                    --------
Joseph L. von Rosenberg III 44  President, Chief Executive Officer and Director
Robert W. Stockton......... 52  Executive Vice President and Chief Financial
                                  Officer
John D. Held............... 40  Senior Vice President, General Counsel and
                                  Secretary
Michael E. Wilson.......... 52  Vice President--Marine Operations and President
                                  of Omega Shipyard, Inc.
Thomas R. Wittmann......... 53  Vice President--Operations
Kenneth Robichau........... 50  Vice President--Tax and Director of Internal
                                  Audit
J. Scott Herbert........... 37  Vice President--Agriproducts
Albert A. Riley............ 54  Vice President--Refined Oils
Clark A. Haner............. 46  Vice President--Administration and Controller

    JOSEPH L. VON ROSENBERG. See "--Class III Directors--Current Term Expires at the 2004 Annual Stockholders Meeting" above.

    ROBERT W. STOCKTON has served as Executive Vice President and Chief Financial Officer of the Company since July 1997. He has also served as Secretary of the Company from January 2000 to September 2002.

    JOHN D. HELD has served as the Company's General Counsel since March 2000, as Vice President of the Company from April 2002 to September 2002, and as Senior Vice President and Secretary since September 2002. Mr. Held also served as a consultant to the Company from December 1999 to February 2000. From March 1996 until October 1999, Mr. Held was Senior Vice President, General Counsel and Secretary of American Residential Services, Inc., a then publicly traded residential and commercial heating, air conditioning, plumbing and electrical services company. Prior thereto, Mr. Held practiced with a large law firm in Houston, Texas.

    MICHAEL E. WILSON is President of the Company's wholly-owned subsidiary, Omega Shipyard, Inc., a position he has held since June 1997. Since July 1998, he has also served as the Company's Vice President--Marine Operations and, prior thereto, served as the Company's Coordinator of Marine Engineering and Maintenance. Mr. Wilson joined the Company in 1985 and served in various operating capacities until 1996.

    THOMAS R. WITTMANN has served as Vice President--Operations since October 2002. Prior thereto, Mr. Wittmann served as the General Manager of the Company's Abbeville, Louisiana facility since 1997 and served in various other Company positions since 1985.

    KENNETH ROBICHAU has served as Vice President--Tax since September 1998 (in a part-time capacity until September 2002) and as Director of Internal Audit since September 2002. From March 1998 until September 1998, Mr. Robichau also worked in a part-time capacity as a tax consultant for the Company. Prior to March 1998, Mr. Robichau served as Vice President--Tax and Treasurer of Zapata.

    J. SCOTT HERBERT has served as Vice President--Agriproducts of the Company since September 2002. Prior thereto, Mr. Herbert served as Vice President--Feed Ingredient Marketing of the Company's principal subsidiary, Omega Protein, Inc., since March 1998, and as Director of Fish Meal Sales and in various other sales capacities with the Company since 1992.

    ALBERT A. RILEY has served as Vice President--Refined Oils of the Company since September 2002. Prior thereto, Mr. Riley served as Vice President--Refined Oils of the Company's principal subsidiary, Omega Protein, Inc., since May 2000 and as Business Development Manager--Industrial Oils of Omega Protein, Inc. from September 1999 to April 2000. From July 1999 to September 1999, Mr. Riley served as a consultant to the Company. Prior thereto, Mr. Riley was a financial planner with Lincoln Financial.

    CLARK A. HANER has served as Vice President--Administration and Controller of the Company since December 1999. From September 1997 to December 1999, Mr. Haner served as the Company's Controller and Assistant Treasurer and prior thereto, served as the Company's Accounting Manager. Mr. Haner joined the Company in September 1995.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

    The following table sets forth the compensation paid in 2002 and the two prior fiscal years to the Company's Chief Executive Officer and its other four most highly compensated executive officers with annual 2002 compensation in excess of $100,000, as well as two other employees who would otherwise be included in the five most highly compensated employees but for the fact that they are not executive officers (collectively, the "Named Executive Officers").

                                                           Annual Compensation
                                --------------------------------------------------------------------------
                                                                                Stock
                                                                                Option
                                Fiscal                       Other Annual       Awards        All Other
Name and Principal Position      Year    Salary     Bonus   Compensation(1) (# of options) Compensation(2)
---------------------------     ------ --------    -------- --------------- -------------- ---------------
Joseph L. von Rosenberg III....  2000  $290,000           0       --           945,000         $7,100
 President and Chief             2001  $290,000           0       --                 0         $  300
 Executive Officer               2002  $380,000    $325,000       --                 0         $8,300

Robert W. Stockton.............  2000  $202,917           0       --           810,000         $7,247
 Executive Vice President and    2001  $205,000           0       --                 0         $  690
 Chief Financial Officer         2002  $245,000    $175,000       --                 0         $8,690

John D. Held...................  2000  $118,750(3)        0       --           325,000         $4,899
 Senior Vice President, General  2001  $150,000           0       --                 0         $  189
 Counsel and Secretary           2002  $210,000    $125,000       --                 0         $8,300

Michael E. Wilson..............  2000  $120,000           0       --            25,000         $5,064
 Vice President--Marine          2001  $120,000           0       --            75,000         $  359
 Operations and President        2002  $130,000    $ 30,000       --                 0         $6,852
 of Omega Shipyard, Inc.

J. Scott Herbert...............  2000  $ 89,250           0       --            24,000         $3,781
 Vice President--Agriproducts    2001  $103,000    $ 26,085       --            76,000         $  112
                                 2002  $110,000    $ 37,815       --                 0         $6,145

Steven Shelton.................  2000  $ 58,089    $ 81,439       --                 0         $4,268
 Captain, F/V Timbalier Bay      2001  $ 63,095    $ 65,692       --                 0              0
                                 2002  $ 77,621    $ 83,401       --                 0         $  249

James Mitchell.................  2000  $ 55,631    $ 70,582       --                 0          5,049
 Captain, F/V Terrebone Bay      2001  $ 58,235    $ 61,398       --                 0              0
                                 2002  $ 70,621    $ 83,262       --                 0          5,168

--------
(1) Amounts exclude perquisites and other personal benefits that did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each Named Executive Officer.
(2) The reported amounts represent (i) insurance premiums paid by the Company on the Named Executive Officer's behalf, and (ii) Company matching contributions to the Named Executive Officer's Company 401(k) plan account. In 2002, these amounts for insurance premiums and Company matching 401(k) contributions were, respectively, for Mr. von Rosenberg: $300 and $8,000; for Mr. Stockton: $690 and $8,000; for Mr. Held: $300 and $8,000; for Mr.
    Wilson: $400 and $6,452; for Mr. Herbert: $124 and $6,021; for Mr. Shelton:
    $249 and $0; and for Mr. Mitchell: $179 and $4,989
(3) Reflects partial year due to date of hire in March 2000.

                       Option Grants In Last Fiscal Year

    No stock option grants were made to any Named Executive Officer in 2002.

         Aggregated Option Exercises and Fiscal Year-End Option Values

    The following table shows the stock option exercises by the Named Executive Officers during 2002. In addition, this table includes the number of exercisable and unexercisable stock options on the Company's Common Stock held by each of the Named Executive Officers as of December 31, 2002. The Company has never granted any stock appreciation rights or restricted stock awards. None of the persons named below hold any stock options relating to Zapata's common stock.

                                                   Number of Securities      Value of Unexercised
                                                        Underlying              In-the-Money(1)
                              Shares     Value      Unexercised Options           Options at
                             Acquired   Realized   at December 31, 2002        December 31, 2002
           Name             On Exercise   ($)    Exercisable/Unexercisable Exercisable/Unexercisable
           ----             ----------- -------- ------------------------- -------------------------
Joseph L. von Rosenberg III      0         0          630,000/315,000         $1,266,300/633,150
Robert W. Stockton.........      0         0          540,000/270,000         $  867,000/433,500
John D. Held...............      0         0          216,666/108,334         $  279,501/139,749
Michael E. Wilson..........      0         0            41,666/58,334         $   65,000/118,750
J. Scott Herbert...........      0         0            41,333/58,667         $   65,466/120,134
Steven Shelton.............      0         0                  4,000/0         $          1,800/0
James Mitchell.............      0         0                  4,000/0         $          1,800/0

--------
(1) "In-the-Money" options are stock options which had an exercise price less than the closing market price of the Common Stock at December 31, 2002, which was $3.95 as reported by the New York Stock Exchange.

                     Equity Compensation Plan Information

    The following table shows equity compensation plan information as of December 31, 2002:

                                                                (a)           (b)             (c)
                                                                                           Number of
                                                                                           Securities
                                                             Number of                     Remaining
                                                           Securities to   Weighted-     Available for
                                                           be Issued upon   average     Future Issuance
                                                            Exercise of    Exercise       Under Equity
                                                            Outstanding    Price of       Compensation
                                                              Options,    Outstanding   Plans (Excluding
                                                              Warrants     Options,   Securities Reflected
                                                             and Rights    Warrants      in Column(a))
                      Plan Category                        (in thousands) and Rights     (in thousands)
                      -------------                        -------------- ----------- --------------------
Equity compensation plans approved by security holders....     5,470         $6.38            522
Equity compensation plans not approved by security holders         0           N/A              0
                                                               -----         -----            ---
Total.....................................................     5,470         $6.38            522

Employment and Severance Agreements

    Messrs. von Rosenberg and Stockton each has an Employment Agreement with the Company pursuant to which the Company has agreed to provide for base salaries that are subject to review at least annually, provided that they may not be decreased without the executive's consent. The employment agreements provide for a severance payment equal to 2.99 times the executive's annual base salary in the event of a termination of employment (i) by the executive for Good Reason (as defined in the respective employment agreement), (ii) by the Company without Cause (as defined in the respective employment agreement), or
(iii) following any Change in Control of the Company (as defined in the respective employment agreement). The agreements provide for rolling three year terms.

    Mr. Held has a Change of Control and Severance Agreement with the Company pursuant to which Mr. Held is entitled to receive a severance payment in the event of termination of his employment other than for Cause (as defined in the Agreement). Prior to a Change in Control of the Company (as defined in the Agreement), the severance payment is equal to the continuation of the executive's annual base salary for an 18-month period after termination. After a Change of Control of the Company, the severance payment is equal to 2.99 times the executive's annual base salary and most recent cash bonus, if any.

    Mr. Herbert has a Change of Control Agreement with the Company pursuant to which Mr. Herbert is entitled to a severance payment in the event of both a Change of Control of the Company (as defined in the agreement) and a termination other than for Cause (as defined in the agreement) within a two year period after a Change of Control. The severance payment is equal to one times the executive's annual base salary in effect prior to the termination of employment.

    Mr. Shelton and Mr. Mitchell each has an Employment Agreement with the Company which is similar in form to the employment agreement for all captains of the Company's fishing vessels. The agreement's term is from January 1, 2002 to December 31, 2002. The agreement provides for a base salary, and bonuses based on individual vessel fish catch, aggregate team fish catch, and years of service with the Company, as well as discretionary bonuses. The agreement does not provide for any severance payments based on termination of employment.

Retirement Plans

    The Company maintains a defined benefit plan for its employees (the "Pension Plan"). The table below shows the estimated annual benefits payable on retirement under the Pension Plan to persons in the specified compensation and years of service classifications. The retirement benefits shown are based on the following assumptions: retirement at age 65, payments of a single-life annuity to the employee (although a participant can select other methods of calculating benefits) to be received under the Company's Pension Plan using current average Social Security wage base amounts, and not subject to any deduction for Social Security or other offset amounts. The retirement benefits listed include both Salary and Bonus as set forth in the Summary Compensation Table. A participant's benefit is based on the average monthly earnings for the consecutive five year period during which the participant had his or her highest level of earnings. With certain exceptions, the Internal Revenue Code of 1986, as amended (the "Code"), restricts to an aggregate amount of $135,000 (subject to cost of living adjustments) the annual pension that may be paid by an employer from a plan which is qualified under the Code. The Code also limits the covered compensation that may be used to determine benefits to $170,000 (subject to cost of living adjustments).

                              Pension Plan Table

                                           Years of Service
                                ---------------------------------------
        Covered Compensation(1)   15      20      25      30      35
        ----------------------- ------- ------- ------- ------- -------
          $120,000............. $16,730 $22,307 $27,883 $33,460 $39,037
          $130,000............. $18,380 $24,507 $30,333 $36,760 $42,887
          $140,000............. $20,030 $26,707 $33,383 $40,060 $46,737
          $150,000............. $21,680 $28,907 $36,133 $43,360 $50,587
          $160,000............. $23,330 $31,107 $38,883 $46,660 $54,437
          $170,000 and higher.. $24,980 $33,307 $41,633 $49,960 $58,287

--------
(1) Represents the highest average annual earnings during five consecutive calendar years of service.

    As of December 31, 2002, the approximate years of credited service (rounded to the nearest whole year) under the Pension Plan for the Named Executive Officers were as follows: Mr. von Rosenberg--8, Mr. Stockton--5, Mr. Held--2, Mr. Wilson--16, Mr. Herbert--10, Mr. Shelton--18 and Mr. Mitchell--17.

    In 2002, the Company's Pension Plan was frozen so that existing employees, including all of the above Named Executive Officers, would no longer accrue years of service and new employees would not be eligible to participate in the Pension Plan.

                           COMPENSATION OF DIRECTORS

    Directors who are employees of the Company are not paid any fees or additional compensation for services rendered as members of the Board of Directors or any committee thereof. Directors who are not employees of the Company or Zapata ("Non-Employee Directors") receive an annual retainer fee of $20,000 that is paid in four equal quarterly installments. Members of the Audit and Compensation committees receive an annual retainer fee of $2,500 (prior to July 1, 2002, $2,000) that is paid in four equal quarterly installments for each committee on which they serve. Effective July 1, 2002, each Non-Employee Director also receives a fee of $2,000 for each Board meeting attended, either in person or telephonically, and a fee of $1,000 for each Audit Committee or Compensation Committee meeting attended, either in person or telephonically. Effective February 1, 2003, members of the Scientific Committee receive an annual retainer fee of $1,000 that is paid in four quarterly installments and do not receive any meeting fees. (Prior to February 1, 2003, the Scientific Committee members received $500 for each day of service related to Scientific Committee activities.)

    Pursuant to the Company's 2000 Long-Term Incentive Plan (the "Plan"), upon joining the Board, each Non-Employee Director, other than the initial Chairman of the Board, is granted options to purchase 14,200 shares of Common Stock at fair market value on the date of grant. Pursuant to such Plan, the initial Chairman of the Board, upon being elected, received options to purchase 568,200 shares of Common Stock at fair market value on the date of the grant ($12.75 per share). All options granted to directors under the Plan vest six months and one day after the date of grant.

    The Plan also allows Non-Employee Directors to elect to take all or a portion of their annual retainer fees and meeting and per diem fees in Common Stock in lieu of cash. On or before the last day of each calendar quarter (each, an "Election Date"), a Non-Employee Director may elect to receive a percentage (the "Elected Percentage") of such fees during the quarterly period immediately following such Election Date (the "Service Period") in shares of Common Stock. The number of shares to be received will be determined on the first business day of the month immediately following the completion of the Service Period by multiplying the amount of the director's fees for such Service Period by his Elected Percentage and dividing that result by the Fair Market Value per share on such date. In 2002, Dr. Allee and Dr. Lands elected to take 100% of their annual retainer fees, meeting fees and per diem fees for all 2002 Service Periods in Common Stock in lieu of cash. As a result of such elections, Dr. Allee received 7,727 shares of Common Stock in lieu of $29,500 and Dr. Lands received 6,885 shares of Common stock in lieu of $26,250.

                       COMPENSATION COMMITTEE REPORT ON
                   EXECUTIVE COMPENSATION FOR THE YEAR 2002

    The Compensation Committee of the Board of Directors (the "Committee") is composed of Paul M. Kearns (Chairman) and Dr. Gary L. Allee. The Committee determines the compensation (both salary and performance incentive compensation) to be paid to the Chief Executive Officer (the "CEO") and certain other officers of the Company and makes grants of long-term incentive awards. The goal of the Company's executive compensation program is to attract, retain and encourage the development of highly-qualified and experienced executives who are key to the success of the Company. In addition, the equity-based compensation portion of the program is intended to align the interests of these executives with the interests of the Company's stockholders.

    The key elements of the Company's executive compensation program are base salary, annual performance incentive awards and long-term incentive awards. The Committee's policies with respect to each of these three components are discussed below.

    Base Salary. The Committee reviews and establishes the base salaries of the CEO and certain other officers on an annual basis. In establishing base salaries, the Committee considers the importance of the particular executive position and the skills required for that position, the individual's qualifications and experience, as well as the Committee's own subjective assessment of the individual's performance. The Committee may also consider generally prevailing market rates for similarly based positions and does so with a compensation philosophy that executive base salary compensation should generally be between the 50/th/ and 75/th/ percentile of the market base salary for the respective position. The Committee does not use any mechanical formulations or weighting of any of the factors it considers.

    Performance Incentive Awards. The Committee reviews performance incentives (generally in the form of cash bonuses) for the CEO and certain other officers on an annual basis. These incentives generally are determined at the Committee's discretion, taking into account Company performance, the importance of the position, and the Committee's subjective assessment of the executive's performance. The Committee also takes into account the CEO's evaluation of the performance of other officers. The Committee does not use any mechanical formulations or weighting of any of the factors it considers.

    Long-Term Incentive Awards. In an effort to align the long-term interests of the Company's management and stockholders, the Committee may make awards under the Company's 2000 Long-Term Incentive Plan. Under the Long-Term Incentive Plan, the Committee may award non-qualified or incentive stock options, stock appreciation rights, restricted stock or cash awards. The Committee believes that the Long-Term Incentive Plan enables the Company to attract and retain highly-qualified and experienced managers and other key personnel. Under the Long-Term Incentive Plan, the Committee is responsible for establishing who receives awards, the terms of the awards, and the requisite conditions and the size of awards. In making its determinations, the Committee considers the CEO's recommendations regarding awards, the person's position and level of responsibility, the Committee's subjective assessment of the individual's performance, as well as the amount of awards previously made to that person. The Committee awarded stock options to three officers in 2002.

    CEO Compensation. The Committee's basis for compensation of the CEO is derived from the same considerations discussed above. In determining Mr. von Rosenberg's base salary for 2002, the Committee also considered executive compensation survey materials from an independent executive compensation consulting firm. The Committee increased Mr. von Rosenberg's base salary for 2002 from $290,000 to $380,000. This base salary was within the third quartile (50% to 75%) for the CEO position for similarly situated companies. The Committee believes that the base salary level established for Mr. von Rosenberg reflects his expertise in the Company's industry and recognizes his continuing leadership of the Company.

    The Committee awarded Mr. von Rosenberg a performance bonus award in 2002 of $325,000. The Committee granted this award to acknowledge Mr. von Rosenberg's contribution to significant Company operational and sales strategy objectives achieved since 1999.

    The Committee made no grants of stock option awards or any other form of equity compensation or long-term incentive award to Mr. von Rosenberg in 2002.

    Section 162(m) of the Internal Revenue Code of 1986 places a limit of $1,000,000 per person on the amount of compensation that may be deducted by the Company in any one fiscal year with respect to the CEO and each of the other four most highly compensated individuals who are executive officers as of the end of the fiscal year. This deduction limitation, however, does not apply to certain "performance based" compensation. The Committee intends that the Company's compensation plans should qualify for full deductibility in accordance with Section 162(m).

                                          Respectfully submitted,

                                          Paul M. Kearns (Chairman)
                                          Dr. Gary L. Allee

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

    During 2002, the Compensation Committee consisted of Mr. Kearns (Chairman) and Dr. Allee. Neither Mr. Kearns nor Dr. Allee had any relationships or transactions with the Company or its subsidiaries required to be disclosed pursuant to Item 402(j) of Regulation S-K under the Exchange Act of 1934.

                             DIRECTOR INDEPENDENCE

    The Board of Directors has determined that all members of the Board of Directors, other than Joseph L. von Rosenberg, Avram Glazer, and Darcie Glazer, are "independent" with the meaning of the proposed rules of the New York Stock Exchange ("NYSE").

    The Board of Directors determines whether each Director is independent based upon all relevant facts and circumstances appropriate for consideration in the judgment of the Board. In the context of this review, the Board has applied the proposed NYSE standards which state that a director is independent if the Board of Directors affirmatively determines that the director has no material relationship with the company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and in addition does not have a relationship listed in the NYSE proposals as creating a presumption of non-dependence.

    In making its determination that a director does not have a material relationship with the Company, the Board of Directors recognized that, in the ordinary course of business, there may be commercial relationships between the Company and an organization which employs a Company director. The Board of Directors has determined that a commercial relationship in the ordinary course of business in which a Company director is an executive officer of another company that does business with the Company will not be considered to be a material relationship that would impair that director's independence if:

  . The payment by the Company to the other company is less than $500,000 in any Company fiscal year, and

  . The Company director receives less than 2% of the other company's revenues as compensation from that entity in that same Company fiscal year.

                            STOCK PERFORMANCE GRAPH

    The following performance graph compares the Company's cumulative total stockholder return on its Common Stock with the cumulative total return on (i) the Russell 2000 Index, and (ii) a peer group stock index (the "Peer Group Index") which consists of three publicly traded companies in the same industry or line-of-business as the Company. The companies that comprise the Peer Group Index are Archer Daniels Midland Company, ConAgra, Inc., and Tyson Foods, Inc.

    The cumulative total return computations set forth in the Performance Graph assume the investment of $100 in the Company's Common Stock, the Russell 2000 Index, and the Peer Group Index on April 2, 1998, the date of the Company's initial public offering of its Common Stock.

                                    [CHART]

              COMPARISON OF TWELVE MONTH CUMULATIVE TOTAL RETURN*
            AMONG OMEGA PROTEIN CORPORATION, THE RUSSELL 2000 INDEX
                                 AND PEER GROUP

              Omega Protein      Peer Group          Russell 2000
               Corporation         Index                Index
4/3/1998          100.00          100.00                100.00

12/31/1998        56.06            67.22                 88.31


12/31/1999        17.30            22.93                105.62


12/31/2000        8.30             11.41                101.06


12/31/2001        16.89            22.48                102.09


12/31/2002        21.87            28.99                 80.06


                           4/2/98 12/31/98 12/31/99 12/31/00 12/31/01 12/31/02
                           ------ -------- -------- -------- -------- --------
 Omega Protein Corporation 100.00  56.06     17.30     8.30    16.89   21.87
 Peer Group............... 100.00  67.22     22.93    11.41    22.48   28.99
 Russell 2000............. 100.00  88.31    105.62   101.06   102.09   80.06

--------
*  $100 INVESTED ON April 2, 1998 INCLUDING REINVESTMENT OF DIVIDENDS

    The Performance Graph and related description shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed with the Securities and Exchange Commission.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Prior to the Company's initial public offering in April 1998 (the "Initial Public Offering"), Zapata advanced funds to the Company from time to time. During fiscal year 1997, Zapata forgave the repayment of $41.9 million of intercompany indebtedness owed to Zapata by the Company and the Company recorded this amount as contributed capital. After forgiving such indebtedness, Zapata advanced $28.1 million to the Company to meet the cash requirements for certain acquisitions and $5.2 million, primarily for payment of the Company's income taxes. As of December 31, 1997, Zapata had no outstanding guarantees of Company indebtedness and the Company owed Zapata approximately $33.3 million of intercompany debt. The intercompany balance attributable to the acquisition financing discussed above accrued interest at a rate equal to Zapata's cost of funds, which was approximately 8.5%; the balance of the Company's indebtedness to Zapata did not bear any interest. Pursuant to the Separation Agreement described below, the Company utilized a portion of the net proceeds from the Initial Public Offering to repay all of the $33.3 million it owed to Zapata.

    Prior to the Initial Public Offering, Zapata provided the Company with certain administrative services, including treasury and tax services, which were billed at their approximate costs to Zapata. The costs of these services were directly charged and/or allocated based on the estimated percentage of time that employees spent working on the other party's matters as a percentage of total time worked.

    In connection with the Initial Public Offering, the Company and Zapata entered into a number of agreements for the purpose of defining their continuing relationship. These agreements were negotiated in the context of a parent-subsidiary relationship and, therefore, were not the result of arms-length negotiations.

    Separation Agreement. The Separation Agreement served as the master agreement for the Company's separation from Zapata. Pursuant to the Separation Agreement, the Company and Zapata entered into a Sublease Agreement, Registration Rights Agreement, Tax Indemnity Agreement and Administrative Services Agreement. The Separation Agreement also required the Company to repay the $33.3 million of intercompany indebtedness owed by the Company to Zapata contemporaneously with the consummation of the Initial Public Offering.

    The Separation Agreement also prohibits Zapata from engaging in the harvesting of menhaden or the production or marketing of fish meal, fish oil or fish solubles anywhere in the United States for a period of five years from the date of the Separation Agreement, which period ended in April 2003. Under the Separation Agreement, Zapata and the Company and its subsidiaries agreed to indemnify each other with respect to any future losses that might arise from the Initial Public Offering as a result of any untrue statement or alleged untrue statement in any Initial Public Offering document or the omission or alleged omission to state a material fact in any Initial Public Offering document (i) in the Company's case, except to the extent such statement was based on information provided by Zapata and (ii) in Zapata's case, only to the extent such statement was based on information supplied by Zapata.

    Sublease Agreement. Pursuant to the Sublease, the Company subleases from Zapata its principal corporate offices in Houston, Texas. The annual rent paid by the Company in 2002 under this Sublease was $109,435. The Company believes that this sublease cost is equal to or lower than market rate.

    Registration Rights Agreement. Under the Registration Rights Agreement, the Company granted to Zapata certain rights (the "Registration Rights") with respect to the registration under the Securities

Act of 1933, as amended (the "Securities Act"), of shares of Common Stock owned by Zapata at the closing of the Initial Public Offering (the "Registrable Securities"). Pursuant to the Registration Rights Agreement, Zapata may require the Company, not more than once in any 365-day period commencing on the first anniversary of the closing of the Initial Public Offering and on not more than three occasions after Zapata no longer owns a majority of the voting power of the outstanding capital stock of the Company, to file a registration statement under the Securities Act covering the registration of the Registrable Securities, including in connection with an offering by Zapata of its securities that are exchangeable for the Registrable Securities (the "Demand Registration Rights"). Zapata's Demand Registration Rights are subject to certain limitations, including that any such registration cover a number of Registrable Securities having a fair market value of at least $50 million at the time of the request for registration and that the Company may be able to temporarily defer a demand registration to the extent it conflicts with another public offering of securities by the Company or would require the Company to disclose certain material non-public information. Zapata will also be able to require the Company to include Registrable Securities owned by Zapata in a registration by the Company of its securities (the "Piggyback Registration Rights"), subject to certain conditions, including the ability of the underwriters for the offering to limit or exclude Registrable Securities therefrom.

    The Company and Zapata will share equally the out-of-pocket fees and expenses of the Company associated with a demand registration and Zapata will pay its pro rata share of underwriting discounts, commissions and related expenses (the "Selling Expenses"). The Company will pay all expenses associated with a piggyback registration, except that Zapata will pay its pro rata share of the Selling Expenses. The Registration Rights Agreement contains certain indemnification and contribution provisions (i) by Zapata for the benefit of the Company and related persons, as well as any potential underwriter and (ii) by the Company for the benefit of Zapata and related persons, as well as any potential underwriter. Zapata's Demand Registration Rights will terminate on the date that Zapata owns, on a fully converted or exercised basis with respect to such securities held by Zapata, Registrable Securities representing less than 10% of the then issued and outstanding voting stock of the Company. Zapata's Piggyback Registration Rights will terminate at such time as it is able to sell all of its Registrable Securities pursuant to Rule 144 under the Securities Act within a three month period. Zapata also may transfer its Registration Rights to any transferee from it of Registrable Securities that represent, on a fully converted or exercised basis with respect to the Registrable Securities transferred, at least 20% of the then issued and outstanding voting stock of the Company at the time of transfer; provided, however, that any such transferee will be limited to (i) two demand registrations if the transfer conveys less than a majority but more than 30% of the then issued and outstanding voting stock of the Company and (ii) one demand registration if the transfer conveys 30% or less of the then issued and outstanding voting stock of the Company.

    Tax Indemnity Agreement. Prior to the Initial Public Offering, the Company was a member of Zapata's affiliated group and filed its tax returns on a consolidated basis with such group. As a result of the Initial Public Offering, the Company is no longer a member of the Zapata affiliated group. The Tax Indemnity Agreement defines the respective rights and obligations of the Company and Zapata relating to federal, state and other taxes for periods before and after the Initial Public Offering. Pursuant to the Tax Indemnity Agreement, Zapata is responsible for paying all federal income taxes relating to taxable periods ending before and including the date on which the Company is no longer a member of Zapata's affiliated group. Under the Tax Indemnity Agreement, the Company is responsible for all taxes of the Company with respect to taxable periods beginning after the date on which the Company was no longer a member of Zapata's affiliated group. The Company is entitled to any refunds (or reductions in tax liability) attributable to any carry back of the Company's post-Initial Public Offering tax attributes

(i.e., net operating losses) realized by the Company after it was no longer a member of Zapata's affiliated group. Any other refunds arising from the reduction in tax liability involving the Zapata affiliated group while the Company was a member of such group, including but not limited to, taxable periods ending before or including such date (with the exception of any refunds arising from a reduction in tax liability attributable to the Company), belong to Zapata.

    Administrative Services Agreements. Under the Administrative Services Agreement, the Company is required to provide Zapata with administrative services upon reasonable request of Zapata. Zapata pays the Company for these services at the Company's estimated cost of providing these services. This agreement continues until Zapata terminates it on five days advance written notice or the Company terminates it after Zapata fails to cure a breach of the agreement within thirty days after the Company provides written notice to Zapata of the breach. Zapata paid $14,500 to the Company under this agreement in 2002.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's Common Stock, to file reports of their beneficial ownership (Forms 3, 4, and 5, and any amendment thereto) with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors, and greater-than-ten percent holders are required to furnish the Company with copies of the forms that they file.

    To the Company's knowledge, all filings applicable to its executive officers, directors, greater-than-ten percent beneficial owners and other persons subject to Section 16 of the Exchange Act were timely filed in 2002.

                                  PROPOSAL 2
                     RATIFICATION OF INDEPENDENT AUDITORS

    The Audit Committee of the Board of Directors has selected the firm of PricewaterhouseCoopers LLP, which firm (or its predecessors) has served as the independent auditor for the past five fiscal years, to conduct an audit, in accordance with generally accepted auditing standards, of the Company's financial statements for the fiscal year ending December 31, 2003. The Board of Directors of the Company has concurred with this selection by the Audit Committee. The Company expects representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting to respond to appropriate questions and to make a statement, if they so desire. This selection is being submitted for ratification at the meeting.

    Fees. PricewaterhouseCoopers LLP billed the Company the following fees for the fiscal year ended December 31, 2002:

    Audit Fees. Audit fees billed to the Company by PricewaterhouseCoopers LLP during the Company's 2002 fiscal year for audit of the Company's annual financial statements and review of those financial statements included in the Company's quarterly reports on Form 10-Q totaled $143,601.

    Financial Information Systems Design and Implementation Fees. The Company did not engage PricewaterhouseCoopers LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended December 31, 2002.

    All Other Fees. Fees billed to the Company by PricewaterhouseCoopers LLP during the Company's 2002 fiscal year for all other non-audit services rendered to the Company, including tax-related services totaled $104,936.

    All PricewaterhouseCoopers LLP non-audit services were reviewed with the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers was compatible with maintenance of that firm's independence in the conduct of its audited functions.

                         REPORT OF THE AUDIT COMMITTEE

    The Audit Committee of the Board of Directors is composed of three independent directors and operates under a written charter adopted by the Audit Committee and the Board of Directors. The full text of the Audit Committee's charter is attached to this Proxy Statement as Exhibit A.

    In connection with the December 31, 2002 financial statements of the Company, the Audit Committee: (i) reviewed and discussed the audited financial statements with management, (ii) discussed with the independent auditors the matters required by Statement on Auditing Standards No. 90, (iii) received the written disclosures and letter from the independent auditors required by Independence Standards Board Standard No. 1 and discussed with the independent auditor the independent auditor's independence, and (iv) considered the compatibility of any non-audit services provided by the independent auditor with the auditor's independence. Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the Company's audited financial statements be included in the Securities and Exchange Commission Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

                                          AUDIT COMMITTEE

                                          Gary L. Allee (Chairman)
                                          Paul M. Kearns
                                          William Lands

    The Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and it shall not otherwise be deemed filed with the Securities and Exchange Commission.

    Vote Required. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required for such ratification. If not ratified, the Audit Committee will reconsider the selection of the independent auditors although it will not be required to select different independent auditors for the Company.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE EACH RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR THE COMPANY.

                                 OTHER MATTERS

    The Board of Directors is not presently aware of any matters to be presented at the Annual Meeting other than the election of directors, and the ratification of PricewaterhouseCoopers LLP as the Company's independent auditors. If, however, other matters are properly brought before the Annual Meeting, the enclosed proxy gives discretionary authority to the persons named therein to act in accordance with their best judgment on such matters.

                 STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

    Pursuant to the Company's Bylaws, stockholder proposals to be presented at the fiscal year 2004 Annual Meeting of Stockholders of the Company must be received by the Company by no later than 90 days before the date of the 2004 Annual Meeting of Stockholders. If such timely notice of a stockholder proposal is not given, then the proposal may not be brought at the 2004 Annual Meeting of Stockholders. If such timely notice is given but is not accompanied by a written statement to the extent required by applicable securities laws, then the Company may exercise discretionary voting authority over proxies with respect to such proposal if presented at the Company's 2004 Annual Meeting.

    Under applicable securities laws, stockholder proposals must be received by the Company no later than 120 days prior to May 2, 2004 to be considered for inclusion in the Company's proxy statement relating to the 2004 Annual Meeting or, if the Company changes the date of the 2004 Annual Meeting by more than 30 days from the date of the 2003 Annual Meeting, then stockholder proposals must be received by the Company a reasonable time before the Company begins to print and mail its proxy statement for the 2004 Annual Meeting.

    Stockholder proposals must be mailed to Omega Protein Corporation, to the attention of the Secretary, 1717 St. James Place, Suite 550, Houston, Texas 77056.

    THE COMPANY WILL FURNISH WITHOUT CHARGE COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, TO INTERESTED SECURITY HOLDERS ON REQUEST. THE COMPANY WILL ALSO FURNISH TO ANY SUCH PERSON ON REQUEST ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING SUCH REPORT UPON PAYMENT OF REASONABLE FEES RELATING TO THE COMPANY FURNISHING SUCH EXHIBITS. REQUESTS FOR COPIES SHOULD BE DIRECTED TO JOHN D. HELD, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, OMEGA PROTEIN CORPORATION, 1717 ST. JAMES PLACE, SUITE 550, HOUSTON, TEXAS 77056.

                                 ANNUAL REPORT

    The Company's Annual Report to Stockholders containing audited financial statements for 2002 is being mailed with this Proxy Statement to all stockholders of record.

                                          By the order of the Board of Directors
                                          /s/ John D. Held
                                          JOHN D. HELD
                                          Senior Vice President, General
                                            Counsel and Secretary

Houston, Texas
May 2, 2003

                                                                      EXHIBIT A

                        CHARTER OF THE AUDIT COMMITTEE
                                      of
                           OMEGA PROTEIN CORPORATION

(1) The Audit Committee's purpose is to:

    (A) assist Board of Directors oversight of:

        (1) the integrity of the Company's financial statements;

        (2) the Company's compliance with legal and regulatory requirements,

        (3) the independent auditors' qualifications and independence, and

        (4) the performance of the Company's internal audit function and independent auditors; and

    (B) prepare the report that the Securities and Exchange Commission rules require be included in the Company's annual proxy statement.

(2) The duties and responsibilities of the Audit Committee are to:

    (A) retain and terminate the Company's independent auditors (subject, if applicable, to stockholder ratification) and determine the compensation of the independent auditors. The Audit Committee should approve in advance the terms of engagement of the independent auditors, including audit services (which may include comfort letters) and otherwise permissible, non-audit services. The Audit Committee hereby delegates to the Chairman of the Audit Committee the authority to approve such audit or non-audit services if the Chairman's pre-approval is presented to the full Audit Committee at a scheduled meeting.

    (B) at least annually, obtain and review a report by the independent auditors describing: the firm's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditors' independence) all relationships between the independent auditors and the Company;

    (C) discuss the Company's annual audited financial statements and quarterly financial statements with management and the independent auditors, including the Company's disclosures under "Managements' Discussion and Analysis of Financial Condition and Results of Operations";

    (D) discuss the Company's earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

    (E) conduct any investigation appropriate to fulfilling its responsibilities. The Audit Committee has direct access to the independent auditors as well as anyone in the Company. The Audit Committee has the authority to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties and to determine funding for such advisors;

    (F) discuss policies with respect to risk assessment and risk management;

    (G) meet separately, periodically, with management, with internal auditors (or other personnel responsible for the internal audit function) and with independent auditors;

    (H) review with the independent auditors any audit problems or difficulties and management's response;

    (I) determine that the business practices and conduct of employees and other representatives of the Company comply with the policies and procedures of the Company;

    (J) set clear hiring policies for employees or former employees of the independent auditors; and

    (K) report regularly to the Board of Directors.

(3) The Audit Committee should evaluate its performance annually.

(4) The Audit Committee should establish the duties and responsibilities of the Company's internal audit department.

(5) Audit Committee members shall meet the requirements of applicable securities laws and the New York Stock Exchange. The Audit Committee shall be comprised of directors as determined by the Board of Directors, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment.

Approved by the Audit Committee on February 24, 2003.

                           OMEGA PROTEIN CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS
   SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF OMEGA PROTEIN CORPORATION

     The undersigned acknowledges receipt of the Omega Protein Corporation Notice of Annual Meeting and Proxy Statement and hereby appoints Joseph L. von Rosenberg III, John D. Held and Robert W. Stockton, and each of them individually, as proxies with full power of substitution, to vote all shares of Common Stock of Omega Protein Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders thereof to be held on June 19, 2003, or at any adjournment or postponement thereof, as follows:

     Any executed proxy which does not designate a vote shall be deemed to grant authority for any item not designated.

                (Continued and to be signed on the reverse side)

                       ANNUAL MEETING OF STOCKHOLDERS OF

                           OMEGA PROTEIN CORPORATION

                                 June 19, 2003


                           Please date, sign and mail
                             your proxy card in the
                           envelope provided as soon
                                  as possible



               *Please detach and mail in the envelope provided.*


--------------------------------------------------------------------------------
  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND
    "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED
     ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]
--------------------------------------------------------------------------------

1. ELECTION OF DIRECTORS to hold office until the 2006 Annual Meeting and until his or her successor is elected and qualified

                                        NOMINEES
[ ] FOR ALL NOMINEES                       Avram A. Glazer
                                           Darcie S. Glazer
[ ] WITHHOLD AUTHORITY
    FOR ALL NOMINEES

[ ] FOR ALL EXCEPT
    (and while in the name of
    that nominee below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and write the nominee name(s) below.

            --------------------------------------------------------

            --------------------------------------------------------

                                                FOR     AGAINST    ABSTAIN
2.   APPOINTMENT OF PRICEWATERHOUSECOOPERS      [ ]       [ ]        [ ]
     LLP AS AUDITORS FOR THE COMPANY


ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED "FOR" PROPOSAL 1 (ALL NOMINEES), "FOR" PROPOSAL 2 AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.

YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE THEREON.

Please complete, sign and promptly mail this proxy in the enclosed envelope.

--------------------------------------------------------------------------------







--------------------------------------------------------------------------------
To change the address on your account, please check the box at right    [ ]
and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
--------------------------------------------------------------------------------

Please check the following box if you plan to attend    [ ]
the annual meeting of stockholders in person.


Signature of Stockholder                                        Date
                        ---------------------------------------     ------------

Signature of Stockholder                                        Date
                        ---------------------------------------     ------------

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.